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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  OMB APPROVAL

OMB NUMBER:  3235-0145
EXPIRES:AUGUST 31, 1999
ESTIMATED AVERAGE BURDEN HOURS PER RESPONSE 14.90



                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*



                                SPAR GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    784933103
          ------------------------------------------------------------
                                 (CUSIP Number)


                               September 16, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       [ ]  Rule 13d-1(b)

       [X]  Rule 13d-1(c)

       [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages
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CUSIP NO. 784933103                SCHEDULE 13G        PAGE       OF       PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

          RMV/PIA, a California limited partnership
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    95,577
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     95,577
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   95,577
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               95,577
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          95,577
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.53%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                          PAGE   2   OF   10   PAGES
                               -----    -----


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CUSIP NO. 784933103                SCHEDULE 13G        PAGE       OF       PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

          Riordan, Lewis & Haden
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    95,577
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     95,577
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   95,577
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               95,577
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          95,577
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.53%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                          PAGE   3  OF   10   PAGES
                               -----    -----


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CUSIP NO. 784933103                SCHEDULE 13G        PAGE       OF       PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          J. Christopher Lewis
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    61,900
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     157,477
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   61,900
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               157,477
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          157,477
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.87%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                          PAGE   4   OF   10   PAGES
                               -----    -----


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CUSIP NO. 784933103                SCHEDULE 13G        PAGE       OF       PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Patrick C. Haden
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    8,759
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     104,336
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   8,759
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               104,336
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          104,336
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.57%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                          PAGE   5   OF   10   PAGES
                               -----    -----


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ITEM 1.

            (a)   Name of Issuer:

                           SPAR Group, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                           580 White Plains Road, Sixth Floor
                           Tarrytown, New York 10591

ITEM 2.

            (a)   Name of Person Filing:

                           The persons filing this Schedule 13G/A are RVM/PIA, a California limited partnership, Riordan, Lewis & Haden, and Patrick C. Haden (collectively, the "Filing Persons").

            (b)   Address of Principal Business Office or, if none, Residence:

                           300 South Grand Avenue, 29th Floor, Los Angeles, California 90071

            (c)   Citizenship:

                           The responses of the Filing Persons to Item 4 of the cover pages to this Schedule 13G/A are herein incorporated by reference.

            (d)   Title of Class of Securities:

                           Common Stock, $.01 par value per share

            (e)   CUSIP Number:

                        784933103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ]    Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

            (b)  [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

            (c)  [ ]    Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

            (d)  [ ]    Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)  [ ]    An investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E);

            (f)  [ ]    An employee benefit plan or endowment fund in accordance
                        with Section 240.13d-1(b)(1)(ii)(F);

            (g)  [ ]    A parent holding company or control person in accordance
                        with Section 240.13d-1(b)(1)(ii)(G);

            (h)  [ ]    A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  [ ]    A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


                               Page 6 of 10 pages
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            (j)  [X]    Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:
                  The responses of the Filing Persons to Item 9 of the cover pages to this Schedule 13G/A are herein incorporated by reference

            (b)   Percent of class:
                  The responses of the Filing Persons to Item 11 of the cover pages to this Schedule 13G/A are herein incorporated by reference

            (c)   Number of shares as to which the person has:
                  The responses of the Filing Persons to Items 5 through 8 of the cover pages to this Schedule 13G/A are herein incorporated by reference

                  (i)    Sole power to vote or to direct the vote

                  (ii)   Shared power to vote or to direct the vote

                  (iii)  Sole power to dispose or to direct the disposition of

                  (iv)   Shared power to dispose or to direct the disposition of



ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                  Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  The Filing Persons have filed this Schedule 13G/A as a group pursuant to Rule 13d-1(k). The identity of each member of the group is stated in Exhibit 1 attached hereto. The Filing Persons entered into a Joint Reporting Agreement dated February 16, 1999, pursuant to which they agreed to file one joint statement on behalf of all of them with respect to the subject matter of this Schedule 13G/A.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable

ITEM 10.    CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not


                               Page 7 of 10 pages
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                  acquired and are not held for the purpose of or with the
                  effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 10, 2000
                                         ---------------------------------------
                                                         Date


                                         RVM/PIA, a California limited
                                         partnership.


                                         By: Riordan, Lewis & Haden
                                         Its: General Partner


                                         By /s/ J. CHRISTOPHER LEWIS
                                           -------------------------------------
                                           J. Christopher Lewis
                                           General Partner


                                         Riordan, Lewis & Haden


                                         By /s/ J. CHRISTOPHER LEWIS
                                           -------------------------------------
                                           J. Christopher Lewis
                                           General Partner


                                         /s/ J. CHRISTOPHER LEWIS
                                         ---------------------------------------
                                         J. Christopher Lewis


                                         /s/ PATRICK C. HADEN
                                         ---------------------------------------
                                         Patrick C. Haden


                               Page 8 of 10 pages
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                                  EXHIBIT INDEX


Exhibit 1      Identification of Members of the Group

Exhibit 2      Joint Reporting Agreement (incorporated by reference to Exhibit
               2 to the Filing Companies' Schedule 13G filed with the Commission on February 16, 1999).


                               Page 9 of 10 pages